Exhibit 99.2

Acquisition of Harvard Drug Group (HDG)
Transaction Specific Questions & Answers
June 5, 2015

What is your strategic rationale for this acquisition?
Harvard Drug Group aligns with our Pharmaceutical distribution strategy:

◦	It enhances the company’s generic pharmaceutical business and enables us to bring greater value to our customers

◦	It expands Cardinal Health’s existing telesales programs. This has become a core capability of ours

◦	It broadens the company’s portfolio of over-the-counter pharmaceutical products

•	It brings specialized packaging offerings to fit the needs of hospital systems and other institutions

•	It further utilizes our Red Oak generics sourcing capabilities

◦	We are very experienced at integrating these types of acquisitions

◦
Non-GAAP[1] diluted earnings per share (EPS) from continuing operations accretion from the acquisition is expected to be greater than $0.15 in fiscal 2016, net of the $0.03-$0.04 impact of interest expense for the related debt financing. We expect non-GAAP diluted EPS accretion of more than $0.20 in FY17, and for accretion to be increasingly greater thereafter.

When do you expect to close on this transaction?
The proposed transaction is subject to the fulfillment of certain conditions, including regulatory approvals and other customary closing conditions. We anticipate that the transaction will close in the beginning of fiscal 2016.

Will Cardinal Health shareholders vote on this transaction?
This transaction does not require a vote of Cardinal Health shareholders.

Is this subject to Hart-Scott-Rodino filing with the Federal Trade Commission? What is the timing of the filing?
Yes, and we will be making the filing shortly.

Where is this company based and how many employees do they have?
HDG is headquartered in Livonia, Michigan, and has distribution centers in two other states. There are approximately 450 employees included in the transaction.

What products and services does HDG provide?
HDG is a distributor of generic pharmaceuticals, over-the-counter medications and related products to retail, institutional and alternate care customers. HDG aligns with our Pharmaceutical distribution strategy:

•	Enhancing our generic pharmaceutical distribution business

•	Expanding our existing telesales programs

•	Broadening our portfolio of over-the-counter pharmaceutical products

•	Bringing specialized packaging to fit the needs of hospital systems and other institutions

Does Cardinal Health currently have a generics telesales offering?
Yes, our ParMed business is an extremely productive generic telesales company.

Who will have operational responsibility? Will this asset report into the Pharmaceutical segment?
The vast majority of the business will report through the pharmaceutical group with smaller pieces of the business rolling up under CAH at Home in the Medical Segment.

Is this transaction accretive to non-GAAP earnings? To GAAP earnings? Over what time period?
Non-GAAP diluted EPS from continuing operations accretion from the acquisition is expected to be greater than $0.15 in fiscal 2016, net of the $0.03-$0.04 impact of interest expense for the related debt financing. We expect non-GAAP diluted EPS accretion of more than $0.20 in FY17, and for accretion to be increasingly greater thereafter. From a GAAP perspective, it is too early in the process to provide any specific guidance on the intangible amortization. Once the transaction closes and the fair value estimates are complete, we will provide additional details.

In addition, this business is expected to be accretive to Pharmaceutical Segment and total company non-GAAP operating margins.

What were HDG’s revenues in 2014? What has been its recent revenue and profit growth?
For calendar year 2014, the HDG assets we are acquiring had revenue of approximately $450 million. After the integration activities are complete, we would expect revenue growth in the mid-single digits.

Will you be assuming any debt or cash with this transaction?
This is a debt-free, cash-free transaction.

How are you financing the acquisition?
We look to fund this transaction with a combination of cash on hand and new long-term debt.

Will there be synergies with this transaction?
Synergies will come over time, and we are excited about the financial impact of this deal and what can be achieved. We would expect both sales and cost synergies. We will, of course, have some redundancies and focus on supply chain efficiencies. There certainly are sales synergies as we think about building on our existing ParMed platform, for example.

How did you arrive at the purchase price of $1.115B?
This transaction satisfied every financial metric we applied and, of course, this business fits squarely within our strategic priorities. Overall, we are paying a very reasonable price.

How much new debt is allocated to HDG? How much to Cordis?
We anticipate approximately $1.0B of new debt will go to funding the Cordis acquisition, with approximately $500M to fund the HDG acquisition.

Will you be changing your net Interest & Other guidance for FY15? What will this be for FY16?
There should not be any significant impact from this acquisition on our FY15. As for FY16, we will be including that in our guidance that we will provide on our Q4FY15 earnings call on July 30.

Where will this be reported on your financial statements?
The overwhelming majority of the business will report through the pharmaceutical group with smaller pieces of the business rolling up under CAH at Home in the Medical Segment.

_____________________________________________________________________________________________

1 Non-GAAP diluted earnings per share from continuing operations: (A) earnings from continuing operations, excluding (1) restructuring and employee severance, (2) amortization and other acquisition-related costs, (3) impairments and (gain)/loss on disposal of assets, (4) litigation (recoveries)/charges, net, (5) LIFO charges/(credits), and (6) loss on extinguishment of debt, each net of tax, (B) divided by diluted weighted average shares outstanding.

Cautions Concerning Forward-Looking Statements
This document contains forward-looking statements addressing Cardinal Health's plans to acquire The Harvard Drug Group (THDG) and other statements about future expectations, prospects, estimates and other matters that are dependent upon future events or developments. These statements may be identified by words such as "expect," "anticipate," "intend," "plan," "believe," "will," "should," "could," "would," "project," "continue," "likely," and similar expressions, and include statements reflecting future results or guidance, statements of outlook and expense accruals. These matters are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These risks and uncertainties include:  the ability to successfully complete the acquisitions of The Harvard Drug Group and Cordis on a timely basis, including receipt of required regulatory approvals and satisfaction of other conditions; the ability to retain customers and employees of the acquired businesses and to successfully integrate the acquired businesses into Cardinal Health's operations, if the acquisitions are completed; the ability to achieve the expected synergies as well as accretion in earnings; competitive pressures in Cardinal Health's various lines of business; the ability to achieve the expected benefits from the generic sourcing venture with CVS Health; the frequency or rate of pharmaceutical price appreciation or deflation and the timing of generic and branded pharmaceutical introductions; the non-renewal or a default under one or more key customer or supplier arrangements or changes to the terms of or level of purchases under those arrangements; uncertainties due to government health care reform including federal health care reform legislation; changes in the distribution patterns or reimbursement rates for health care products and services; the effects of any investigation or action by any regulatory authority; and changes in the cost of commodities such as oil-based resins, cotton, latex and diesel fuel. Cardinal Health is subject to additional risks and uncertainties described in Cardinal Health's Form 10-K, Form 10-Q and Form 8-K reports and exhibits to those reports. This release reflects management's views as of June 5, 2015.  Except to the extent required by applicable law, Cardinal Health undertakes no obligation to update or revise any forward-looking statement.